Exhibit 10.1 - Executive Officer Compensation

         The Temecula Valley Bank ("Bank") Board of Directors, upon the recommendation of the Executive Officer Compensation Committee, approved 2006 bonuses for certain executive officers who participate in the discretionary executive bonus pool and whose bonuses are not subject to predetermined formulas, as follows: Scott J. Word -- $100,000; Donald L. Schempp -- $50,000; and Martin E. Plourd -- $35,000.